Filed pursuant to Rule 433

Registration Nos. 333-157386 and 333-157386-01

Citigroup Funding Inc.

3 Year Non-Callable Fixed to Float Notes Due 2013

Final Terms & Conditions

June 8, 2010

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	The Issuer’s senior debt is currently rated A3 / P-1, Stable Outlook (Moody’s), A / A-1, Negative Outlook (S&P) and A+ / F1+, Stable Outlook (Fitch), based on the guarantee by Citigroup Inc. The Rating and Outlook are subject to change during the term of the notes

Offering:	3 Year Non-Callable Fixed to Float Notes Due 2013

Sole Underwriter:	Citigroup Global Markets Inc.

Principal Amount Issued:	US $25,375,000

Pricing Date:	June 8, 2010

Issue Date:	June 11, 2010

Maturity Date:	June 11, 2013

Issue Price:	100% of the principal amount.

Interest Rate (per annum):	Years 1: 3.75% fixed per annum Quarterly, 30/360 Years: 2-3: 3-month-USD LIBOR plus 1.00% per annum Quarterly, 30/360

3-month-USD-LIBOR:	3-month-USD-LIBOR is the 11:00 a.m. New York time fixing as quoted on Reuters’ page LIBOR01 observed 2 London Business Days prior to the beginning of each Interest Calculation Period.

Interest Calculation Period:	Each three-month period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date

Interest Payment Date:	Quarterly on the 11th of March, June, September and December beginning on September 11, 2010 and ending on the Maturity Date

Day Count	30/360 Unadjusted

Payment at Maturity:	100% of the principal amount

Early Redemption:	None

Business Day:	New York Following Business Day Convention

Calculation Agent:	Citigroup Financial Products, Inc.

Fees and Conflicts:	Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of up to $7.50 for each $1,000 note sold in this offering. Certain dealers, including broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets up to $7.50 from this underwriting fee for each note they sell. Citigroup Global Markets will pay the Registered Representatives of Citigroup Global Markets a sales commission of up to $7.50 for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-157368) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

3 Year Non-Callable Fixed to Float Notes Due 2013

Final Terms & Conditions

June 8, 2010

expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00.

Clearing and Settlement:	DTC

Listing:	None

Series:	MTNDD561

CUSIP:	1730T0JG5

Underwriting Discount:	Up to 0.75%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-157368) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.